Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CPI International, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-134520 and 333-134521) of CPI International, Inc. and subsidiaries (“Successor”) of our report dated December 11, 2006, with respect to the consolidated balance sheets of CPI International, Inc. and subsidiaries as of September 29, 2006 and September 30, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income, and cash flows for the years ended September 29, 2006 and September 30, 2005, and for the 36-week period ended October 1, 2004 (“Successor periods”), and for the 16-week period ended January 22, 2004 (“Predecessor period”) of Communications & Power Industries Holding Corporation and subsidiaries (“Predecessor”) which report appears in the September 29, 2006 annual report on Form 10-K of CPI International, Inc.

As discussed in Note 2 to the consolidated financial statements, effective January 23, 2004, CPI International, Inc. acquired all of the outstanding stock of Communications & Power Industries Holding Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

As discussed in Note 1 to the consolidated financial statements, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the prospective method at the beginning of fiscal year 2006.

(signed) KPMG LLP

Mountain View, California
December 11, 2006